                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
                               7909 PARKLANE ROAD
                         COLUMBIA, SOUTH CAROLINA 29223

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 20, 1998

                             ---------------------

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Resource Bancshares Mortgage Group, Inc. (the "Company") will be held at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, on Wednesday, May 20, 1998 at 9:00 a.m., E.D.T. for the following purposes:

          1. To elect three directors; and

          2. To conduct such other business as properly may come before the meeting and any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on April 4, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

     We hope that you will be able to attend the meeting. However, whether or not you plan to attend, you are respectfully urged to sign, date and return the enclosed proxy. The proxy may be revoked at any time prior to its exercise and, if you attend the meeting, you may vote in person.

                                       Edward J. Sebastian
                                       Chairman of the Board
                                       and Chief Executive Officer

Columbia, South Carolina
April 21, 1998

                                IMPORTANT NOTICE

                 PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
                               7909 PARKLANE ROAD
                         COLUMBIA, SOUTH CAROLINA 29223
                             ---------------------

                                PROXY STATEMENT

                             ---------------------
                                 April 21, 1998

     The accompanying proxy is solicited by the Board of Directors for use at the annual meeting of shareholders (the "Annual Meeting") of Resource Bancshares Mortgage Group, Inc. (the "Company") to be held at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, on Wednesday, May 20, 1998, at 9:00 a.m., E.D.T., and at any adjournment or adjournments thereof.

     At the Annual Meeting, the shareholders of the Company will be asked to consider and vote upon the election of three directors.

     This proxy statement and the form of proxy are first being mailed to the Company's shareholders on or about April 21, 1998.

PROXIES

     The accompanying form of proxy is for use at the Annual Meeting. A shareholder may use this proxy if he is unable to attend the meeting in person or if he wishes to have his shares voted by proxy even if he attends the meeting. The proxy may be revoked in writing by the person giving it any time before the proxy is exercised by giving notice to the Company's Secretary, or by submitting a proxy having a later date, or by such person appearing at the meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked prior to their exercise, will be voted in the manner specified therein. If no specification is made in the proxy, the proxy will be voted "FOR" the election of the nominees for directors listed herein. The Board of Directors is not aware of any other matters which may be presented for action at the meeting, but if other matters do come properly before the meeting it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

COSTS OF SOLICITATION

     The Company will bear the costs of solicitation of proxies from its shareholders. Solicitation of proxies may be made in person, by mail or by telephone by officers, directors and regular employees of the Company who will not be specially compensated in such regard. Nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners and secure their voting instructions, if necessary, and will be reimbursed for the reasonable expenses incurred in sending proxy materials to the beneficial owners.

RECORD DATE AND VOTING RIGHTS

     The Board of Directors of the Company has fixed the close of business on April 4, 1998, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting. As of April 4, 1998, there were a total of 23,398,557 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), outstanding and entitled to vote at the Annual Meeting. These shares were held by approximately 430 holders of record. Each shareholder is entitled to one vote on each matter to come before the meeting for each share of Common Stock held of record by such shareholder. Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. A vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining the presence of a quorum. Consequently, the withholding of a vote for a nominee will have no impact in the election of directors except to the extent that failure to vote for an individual results in another individual receiving a larger number of votes.

                              BENEFICIAL OWNERSHIP

BENEFICIAL OWNERS OF FIVE PERCENT OR MORE OF THE COMMON STOCK

     The following table sets forth the only shareholders which, to the knowledge of management of the Company, were beneficial owners of five percent or more of the outstanding shares of Common Stock as of April 4, 1998. The shareholdings reported are based on copies of Schedules 13D and 13G received by the Company in 1998.

                                               SOLE      SHARED       SOLE         SHARED
NAME AND ADDRESS                              VOTING     VOTING    DISPOSITIVE   DISPOSITIVE   PERCENT OF
OF BENEFICIAL OWNERS                           POWER      POWER       POWER         POWER        CLASS
--------------------                         ---------   -------   -----------   -----------   ----------
Amelia Family Trust Company,...............  1,178,993        --    1,178,993            --       5.04%
as Trustee for Trust u/a/d August 22,
1969 of William B. Ziff, Jr.
  577 Chestnut Ridge Road
  Woodcliff Lake, New Jersey 07675
Pioneering Management Corporation..........  2,231,250        --    2,231,250            --       9.54%
  60 State Street
  Boston, Massachusetts 02109-1820
Wellington Management Company,
LLP(1).....................................         --   586,129           --     1,424,829       6.09%
  75 State Street
  Boston, Massachusetts 02109

---------------

(1) This percentage reflects the number of shares of Common Stock over which Wellington Management Company has shared dispositive power. Wellington Management Company has shared voting power with respect to 2.5% of the shares of Common Stock.

STOCK OWNERSHIP OF THE COMPANY'S DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table sets forth as of April 4, 1998, the number of shares of the Company's Common Stock beneficially owned by current directors, nominees for election as director, named executive officers and all directors and current executive officers of the Company as a group.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL    PERCENT OF
                            NAME                              OWNERSHIP(1)    CLASS(1)
                            ----                              ------------   ----------
John C. Baker(2)............................................      13,335           *%
Stuart M. Cable(2)..........................................      27,753           *
John W. Currie(2)...........................................      70,208           *
Boyd M. Guttery(2)..........................................      22,619           *
David W. Johnson, Jr.(2)....................................     656,601        2.75
Robin C. Kelton.............................................      44,320           *
Edward J. Sebastian(2)(3)...................................     372,098        1.58
John O. Wolcott(2)..........................................      16,338           *
Richard M. Duncan(2)........................................      64,771           *
Steven F. Herbert(2)........................................      40,032           *
All directors and current executive officers as a group (10
  persons)..................................................   1,328,075        5.51

---------------

  * Signifies less than one percent
(1) Assumes the exercise by such person of all options exercisable as of April 4, 1998, or within 60 days thereafter. Each person exercises sole voting and sole investment power with respect to the shares shown as owned by him except as otherwise indicated by footnote.
(2) All of the shares of Common Stock shown as owned by Mr. Baker; 13,335 of the shares of Common Stock shown as owned by each of Messrs. Cable, Currie, Guttery and Wolcott; 450,655 of the shares of Common Stock shown as owned by Mr. Johnson; 101,115 of the shares of Common Stock shown as owned by Mr. Sebastian; 49,675 of the shares of Common Stock shown as owned by Mr. Duncan; and 30,037 of the shares of Common Stock shown as owned by Mr. Herbert represent shares subject to options exercisable as of April 4, 1998, or within 60 days thereafter.
(3) The shares of Common Stock shown as owned by Mr. Sebastian include 122,844 shares owned by members of his immediate family.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16 of the Securities Exchange Act of 1934, directors and executive officers of the Company and beneficial owners of 10% or more of the Common Stock are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Common Stock. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all such persons have complied with all filing requirements with respect to 1997.

             TOTAL CUMULATIVE SHAREHOLDER RETURN SINCE MAY 26, 1993

     The following graph compares the percentage change in the Company's total shareholder return on the Common Stock with the cumulative total return of (i) a broad equity market index ("NASDAQ Composite") and (ii) the MBA Stock Index, a peer group index prepared by the Mortgage Bankers Association of America (the "MBA Peer Group"). This performance graph represents the period from May 26, 1993, the date the Company's Common Stock became registered under the Securities Exchange Act of 1934, through December 31, 1997.

           RESOURCE BANCSHARES MORTGAGE GROUP, INC.(1)(2)(3)(4)(5)(6)
                              VS. NASDAQ COMPOSITE
                               VS. MBA PEER GROUP

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)               RBMG         NASDAQ COMPOSITE    MBA PEER GROUP
5/26/93                                           100                100                100
12/31/93                                       121.43             110.50              97.43
12/31/94                                       132.30             108.02              87.17
12/31/95                                       217.75             152.76             126.45
12/31/96                                       232.99             187.89             158.15
12/31/97                                       280.05             230.56             231.38

---------------

(1) Total return assumes an initial investment of $100 on May 26, 1993, and reinvestment of dividends.
(2) The companies included in the MBA Peer Group for the period ended December 31, 1993, consist of: Advanced Financial, American Residential, Arbor National Mortgage, Countrywide Credit Industries, Express America, Farragut Mortgage, First Financial Caribbean, First Mortgage Corp., Fleet Mortgage Group, Fund American Enterprises, Hamilton Financial, Imperial Credit Industries, Loan America Financial, Lomas Financial Corp., Margaretten Financial, North American Mortgage, Paragon Mortgage, Plaza Home Mortgage, the Company and TCS Enterprises.
(3) The companies included in the MBA Peer Group for the year ended December 31, 1994, consist of: Advanced Financial, Arbor National Mortgage, Countrywide Credit Industries, Express America, First Financial Caribbean, First Mortgage Corp., Fleet Mortgage Group, Fund American Enterprises, Hamilton Financial, Imperial Credit Industries, Lomas Financial Corp., North American Mortgage, Plaza Home Mortgage, and the Company. The companies excluded from the MBA Peer Group for 1994 had by December 31, 1994 either ceased doing business, been acquired by another company, ceased to be publicly held or significantly altered the way they do business.
(4) The companies included in the MBA Peer Group for the year ended December 31, 1995, consist of: Advanced Financial, Countrywide Credit Industries, First Financial Caribbean, First Mortgage Corp., Fund American Enterprises, Imperial Credit Industries, North American Mortgage and the Company. The companies excluded from the MBA Peer Group for 1995 had by December 31, 1995 either ceased doing business, been acquired by another company, ceased to be publicly held or significantly altered the way they do business.
(5) The companies included in the MBA Peer Group for the year ended December 31, 1996, consist of: Advanced Financial, Countrywide Credit Industries, First Financial Caribbean, First Mortgage Corp., Fund American Enterprises, North American Mortgage and the Company. The companies excluded from the MBA Peer Group for 1996 had by December 31, 1996 either ceased doing business, been acquired by another company, ceased to be publicly held or significantly altered the way they do business.
(6) The companies included in the MBA Peer Group for the year ended December 31, 1997, consist of: Countrywide Credit Industries, Doral Financial Corp., First Mortgage Corp., Fund American Enterprises, Homeside Lending Inc. and the Company. The companies excluded from the MBA Peer Group for 1997 had by December 31, 1997 either ceased doing business, been acquired by another company, ceased to be publicly held or significantly altered the way they do business.

                     COMPENSATION OF OFFICERS AND DIRECTORS

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation paid to each named executive officer for services rendered to the Company during the periods indicated. The numbers of shares and options and the exercise price of options on the tables and footnotes in this section have been adjusted for the two five percent stock dividends issued in 1994, two five percent stock dividends and one ten percent stock dividend issued in 1995, one seven percent stock dividend issued in 1996 and one five percent stock dividend issued in 1997.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
                                           ANNUAL COMPENSATION                       AWARDS
                                -----------------------------------------   -------------------------
          (A)            (B)       (C)        (D)             (E)               (F)           (G)           (I)
                                                                                           SECURITIES
                                                                             RESTRICTED    UNDERLYING    ALL OTHER
       NAME AND                                           OTHER ANNUAL         STOCK        OPTIONS/    COMPENSATION
  PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)   COMPENSATION($)(1)   AWARDS($)(2)    SARS(#)        ($)(3)
  ------------------     ----   ---------   --------   ------------------   ------------   ----------   ------------
E. J. Sebastian,.......  1997   $250,008    $600,000        $     --          $     --           --       $  4,325
  Chief Executive......  1996    250,008     500,000              --                --       56,175          5,210
  Officer..............  1995    250,455     250,000              --                --      112,350          3,760
D. W. Johnson, Jr.,....  1997   $414,840    $878,196        $295,207          $324,537           --       $129,005
  Vice Chairman and....  1996    386,687     877,918         200,000           341,156           --         72,729
  Managing Director....  1995    378,694     693,255         253,711           127,844           --         69,436
R. H. Duncan,..........  1997   $200,000    $350,000        $  7,289          $     --       68,250       $ 30,373
  Senior Executive
    Vice President -     1996    175,000     350,000          19,266                --       37,291         32,416
    - Production.......  1995    205,666     216,750              --                --           --          3,218
S. F. Herbert,.........  1997   $200,000    $275,000        $  6,189          $     --       36,750       $ 26,474
  Senior Executive.....  1996    175,000     275,000           8,881                --       25,560         20,983
  Vice President and...  1995    113,173     100,000           8,964                --           --         12,530
  Chief Financial
    Officer

---------------

(1) For 1997, this amount represents a payment of $200,000 to Mr. Johnson by Resource Bancshares Corporation ("RBC") as more fully described under "Employment Contracts," below, and, for

    Messrs. Johnson, Duncan and Herbert, reimbursement for tax liability related to premiums on whole life and universal life and disability policies in the amounts of $95,207, $7,289 and $6,189, respectively.
(2) The shares of restricted stock were awarded to Mr. Johnson on January 27, 1996, February 1, 1997 and January 30, 1998, as part of 1995, 1996 and 1997 bonuses. Mr. Johnson received 9,219 shares in 1996, 24,704 shares in 1997 and 20,048 shares in 1998. Mr. Johnson also was awarded 6,668 and 29,568 shares of restricted stock in January 1994 and 1995, respectively. Had Mr. Johnson held all of such shares of restricted stock received in 1994, 1995, 1996, 1997 and 1998 on December 31, 1997, the shares held by him would have had a year-end value of $1,471,547, based on the closing price of a share of Common Stock on December 31, 1997 of $16.313. The shares vest over a five-year period, at the rate of 20% per year, and all unvested shares will vest on December 31, 2000. Dividends are paid on the shares.
(3) Amounts shown for 1997 consist of (i) for Mr. Sebastian contributions to the Company's 401(k) plan, (ii) for Mr. Johnson, premiums on whole life and disability insurance policies of $124,680 and contributions to the Company's 401(k) plan of $4,325, (iii) for Mr. Duncan, premiums on whole life and disability insurance policies of $24,296, contributions to the Company's 401(k) plan of $4,325 and dividends on shares subject to options of $1,752; and (iv) for Mr. Herbert, premiums on whole life and disability insurance policies of $20,632, contributions to the Company's 401(k) plan of $4,325 and dividends on shares subject to options of $1,517.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                            POTENTIAL
                                                                                                       REALIZABLE VALUE AT
                                                                                                         ASSUMED ANNUAL
                                                                                                      RATES OF STOCK PRICE
                                                                                                          APPRECIATION
                                         INDIVIDUAL GRANTS                                               FOR OPTION TERM
---------------------------------------------------------------------------------------------------   ---------------------
              (A)                    (B)           (C)            (D)                       (E)         (F)         (G)
                                    NUMBER      % OF TOTAL
                                      OF         OPTIONS/
                                  SECURITIES       SARS        EXERCISE
                                  UNDERLYING    GRANTED TO        OR          MARKET
                                   OPTIONS/     EMPLOYEES        BASE         PRICE
                                     SARS           IN           PRICE         DATE      EXPIRATION
              NAME                GRANTED(#)   FISCAL YEAR      ($/SH)       OF GRANT       DATE       5%($)       10%($)
              ----                ----------   ------------   -----------   ----------   ----------   --------   ----------
R. H. Duncan(1).................    68,250        15.50%        $13.20        $13.20      01/29/07    $566,475   $1,435,980
S. F. Herbert(2)................    36,750         8.34          13.20         13.20      01/29/07     305,025      773,220

---------------

(1) These options were granted to Mr. Duncan on January 29, 1997, subject to shareholder approval of the Amended and Restated Omnibus Plan which was received at the 1997 Annual Meeting. The options became exercisable as to 13,650 shares on December 31, 1997 and 13,650 shares on January 29, 1998 and will become exercisable with respect to an additional 13,650 shares on January 29 of each subsequent year until they become exercisable with respect to all 68,250 shares.
(2) These options were granted to Mr. Herbert on January 29, 1997, subject to shareholder approval of the Amended and Restated Omnibus Plan which was received at the 1997 Annual Meeting. The options became exercisable as to 7,350 shares on December 31, 1997 and 7,350 shares on January 29, 1998 and will become exercisable with respect to an additional 7,350 shares on January 29 of each subsequent year until they become exercisable with respect to all 36,750 shares.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

               (A)                                  (D)
                                      NUMBER OF SECURITIES UNDERLYING                     (C)
                                                UNEXERCISED                VALUE OF UNEXERCISED IN-THE-MONEY
                                         OPTIONS/SARS AT FY-END(#)             OPTIONS/SARS AT FY-END($)
              NAME                      EXERCISABLE /UNEXERCISABLE           EXERCISABLE /UNEXERCISABLE(1)
              ----                 -------------------------------------   ---------------------------------
E. J. Sebastian..................              89,880/78,645                      $  205,538/$192,285
D. W. Johnson, Jr................             360,524/90,131                      $3,779,373/$944,843
R. H. Duncan.....................              28,566/76,975                      $  136,366/$310,779
S. F. Herbert....................              17,574/44,736                      $   70,745/$163,318

---------------

(1) The value assigned to the options in column (e) above is equal to the number of options exercisable or unexercisable, as the case may be, times the difference between closing price of a share of Common Stock on December 31, 1997, $16.313, and the per share exercise price of the option.

DEFINED BENEFIT PLANS

     The Company sponsors a qualified Pension Plan for all employees and a Pension Restoration Plan ("Restoration Plan") for certain eligible employees, including officers. The Restoration Plan is an unfunded plan which provides for benefit payments in addition to those payable under the qualified Pension Plan. It maintains uniform application of the Pension Plan benefit formula and would provide, among other benefits, payment of Pension Plan formula pension benefits, if any, which exceed those payable under the Internal Revenue Code of 1986, as amended (the "Code"), maximum benefit limitations.

     The following table illustrates the estimated annual benefits payable upon retirement at normal retirement date under the Pension Plan and the Restoration Plan.

                            1997 PENSION PLAN TABLE

                                                            YEARS OF SERVICE
                                           ---------------------------------------------------
FINAL AVERAGE PAY                            15         20         25         30         35
-----------------                          -------    -------    -------    -------    -------
$125,000.................................  $28,080    $37,440    $46,801    $56,161    $65,521
 150,000.................................   34,268     45,690     57,113     68,536     79,958
 175,000.................................   40,455     53,940     67,426     80,911     94,396
 200,000.................................   46,643     62,190     77,738     93,286    108,833
 225,000.................................   52,830     70,440     88,051    105,661    123,271
 250,000.................................   59,018     78,690     98,363    118,036    137,708
 300,000.................................   71,393     95,190    118,988    142,786    166,583
 350,000.................................   83,768    111,690    139,613    167,536    195,458
 400,000.................................   96,143    128,190    160,238    192,286    224,333
 450,000.................................  108,518    144,690    180,863    217,036    253,208
 500,000.................................  120,893    161,190    201,488    241,786    282,083

     The qualified Pension Plan recognizes W-2 earnings up to the Code limit of $150,000 while the Restoration Plan recognizes a participant's base compensation in excess of this limit. In 1997 Messrs. Sebastian, Johnson, Duncan and Herbert received base pay of $250,008, $414,840, $200,000 and $200,000, respectively, and now have credited service under the Pension and Restoration plans of 10, 9, 4 and 3 years, respectively. Benefits in the table are computed based on a straight-life annuity. The amounts in the table assume continuation of the Social Security taxable wage base in effect during 1997 and are not subject to any deduction for Social Security or other offset amounts.

EMPLOYMENT CONTRACTS

     Mr. Johnson has an employment agreement with the Company which will expire on December 31, 2000 (the "Johnson Employment Agreement"). Under the Johnson Employment Agreement, Mr. Johnson receives a base salary of $350,000, subject to upward adjustment annually by not less than 5%, but any such increase above 5% cannot exceed the increase in the Consumer Price Index during the prior year. Mr. Johnson's annual salary for 1997 was set at $414,840. Mr. Johnson also receives an annual bonus equal to 4% of the Company's annual total pretax income before bonuses and incentives. The bonus is paid each year as follows: (i) the first $325,000 may, if the employee elects, be allocated to a deferred compensation account pursuant to a Deferred Compensation Agreement whereby no amount will be payable to the employee before age 55 or his earlier termination of employment, disability or death; (ii) the amount by which $575,000 exceeds the amount deferred pursuant to clause (i) above, but not more than $350,000, will be paid in cash; and (iii) any remaining amount (the "Remaining Bonus") will be paid in a combination of restricted Common Stock (the "Restricted Stock") and cash, the cash portion being equal to the amount required to pay applicable federal and state income taxes at the highest combined rate on the Remaining Bonus. The Restricted Stock will be valued at market based on the average closing price of the Common Stock for the 20 trading days preceding the date of payment. The Restricted Stock will vest with respect to 20% of the shares covered thereby each year following the grant date from the second through the sixth year; however, all unvested shares will vest on December 31, 2000. Mr. Johnson will forfeit all of his unvested Restricted Stock, if any, if his employment is terminated at any time for any reason other than death, disability or termination without cause by the Company. Mr. Johnson also is provided with $2,000,000 whole life and disability insurance.

     Mr. Johnson, acting with the concurrence of the Compensation Committee of the Board of Directors, has the right to assign a part of his bonus to other employees. If the committee does not concur, no assignment of his bonus can be made. Any part of the bonus assigned to other employees which would have been payable to Mr. Johnson in Restricted Stock may be paid to the other employees in Restricted Stock, cash or a combination thereof. The Johnson Employment Agreement gives Mr. Johnson certain registration rights relative to the Common Stock underlying his options and his vested Restricted Stock.

     In connection with the Company's initial public offering, Mr. Johnson entered into a termination agreement pursuant to which RBC agreed to pay him $200,000 in cash upon the closing of the offering, and on each anniversary date of the closing through the year 2000 provided he is employed by the Company on such anniversary date.

     Mr. Duncan entered into an employment agreement with the Company effective September 25, 1995. The employment agreement provides for Mr. Duncan's employment until December 31, 2000 with an annual salary of $175,000. Mr. Duncan is also eligible to receive an annual bonus and is provided a $1,000,000 term life insurance policy. Mr. Herbert entered into an employment agreement with the Company effective June 30, 1995. The employment agreement provides for Mr. Herbert's employment until December 31, 2000 with an annual salary of $175,000. Mr. Herbert also is eligible to receive an annual bonus and is provided a $1,000,000 term life insurance policy. Effective January 1, 1997, the annual salaries of Messrs. Duncan and Herbert were increased by the Board of Directors to $200,000.

     Each of Mr. Duncan's and Mr. Herbert's employment agreements provides that if (A) he voluntarily terminates his employment within one year following a Change of Control (as hereinafter defined) as a result of (i) his determination that as a result of a change in circumstances occurring following a Change in Control significantly affecting his position, he can no longer adequately exercise the authority, powers, functions or duties of his position or (ii) his determination that he can no longer perform his duties by reason of a substantial diminution in his responsibilities, status or position or (iii) the Company requiring him to relocate to an area 100 miles outside of Columbia, South Carolina or (B) the Company terminates his employment without Cause (as defined in the contract) within one year following a Change in Control, all remaining base salary under the agreement and an annual bonus of $75,000 and life and disability insurance benefits for the remaining term of the agreement will become due and payable to such employee. If the employee voluntarily terminates his employment with the Company within one year following a Change in Control for any reason other than as stated above, the employee will be entitled to receive only his base salary for 12 months. A Change in Control for purposes of Mr. Duncan's and Mr. Herbert's employment agreements means (i) the obtaining by any party pursuant to a tender offer of 50% or more of the Company's voting stock, (ii) individuals serving as directors immediately prior to a shareholder meeting involving a director election contest failing to constitute a majority of the Company's directors following such election contest, (iii) the Company executing an agreement concerning the sale of all or substantially all of its assets to a purchaser that is not a subsidiary, (iv) the Company's adoption of a plan of dissolution or liquidation or (v) the Company executing an agreement concerning a merger or consolidation involving the Company in which the Company is not the surviving corporation or if less than 50% of the surviving corporation's voting stock is held by persons who are shareholders of the Company prior to such merger or consolidation.

COMPENSATION OF DIRECTORS

     Directors who are also salaried employees of the Company do not receive any additional compensation for service as directors. Other directors receive such compensation as is set from time to time by the Board of Directors. Directors' fees currently are set at $18,000 a year plus $1,000 per board meeting or committee meeting attended. Committee chairmen receive an additional annual retainer of $3,000. Directors' and meeting fees for regular board meetings and meetings of the compensation and audit committees paid for 1997 totaled $195,000. Directors also are reimbursed for all reasonable out of pocket expenses related to attendance at meetings.

     In addition, for 1997, Mr. Guttery and Mr. Wolcott received additional fees of $58,000 and $53,000, respectively, on account of serving on a special committee in connection with the Company's acquisition of RBC.

     On September 1, 1997, each of Messrs. Baker, Cable, Currie, Guttery and Wolcott was awarded an option to purchase 10,000 (10,500, as adjusted for the 5% dividend paid in 1997) shares of Common Stock at an exercise price of $16.71 ($15.91, as adjusted for the 5% stock dividend paid in 1997) per share under the Company's Formula Stock Option Plan. Each of the options became exercisable immediately as to 20% of the shares and each of the options will become exercisable with respect to an additional 20% of the shares on September 1, of each year thereafter, beginning on September 1, 1998 until each is exercisable with respect to all 10,500 shares.

                         COMPENSATION COMMITTEE REPORT

     For 1997, the Company's Board of Directors set Mr. Sebastian's salary and bonus based on recommendations made by the compensation committee (the "Compensation Committee"). Mr. Johnson's 1997 salary and bonus were determined by formulas set forth in his employment agreement. The 1997 salaries of the Company's two other executive officers were set by the Board of Directors. In addition, as discussed below, Mr. Johnson made recommendations concerning the amount of their 1997 bonuses.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

     Messrs. Johnson, Duncan and Herbert have employment agreements with the Company. Mr. Johnson's employment agreement was entered into prior to and in connection with the Company's initial public offering. The terms of all these employment agreements can be found under "Employment Contracts," above. In accordance with the terms of Mr. Johnson's employment agreement, the amounts of Mr. Duncan's and Mr. Herbert's annual bonuses, $350,000 and $275,000, respectively, were based on Mr. Johnson's recommendations and were approved by the Compensation Committee.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Sebastian's base annual salary for 1997 was $250,008. The amount of this salary was recommended by the Compensation Committee based on its subjective determination of the appropriate salary in view of Mr. Sebastian's experience and the amount of time he would be devoting to his duties with the Company and was approved by the Board of Directors. That salary went into effect on January 1, 1997. The Board of Directors awarded Mr. Sebastian a $600,000 bonus for 1997. The amount of Mr. Sebastian's 1997 bonus was recommended to the Board of Directors by the Compensation Committee based on (i) the committee's review of a compensation assessment report prepared for the committee by Arthur Andersen and (ii) the committee's subjective evaluation of Mr. Sebastian's and the Company's 1997 performance. Mr. Sebastian and Mr. Johnson did not participate in the actions taken by the Board relative to Mr. Sebastian's 1997 salary or 1997 bonus.

POLICY WITH RESPECT TO $1,000,000 DEDUCTION LIMIT

     Section 162(m) of the Code generally limits to $1,000,000 the corporate deduction for compensation paid to executive officers named in the proxy statement unless certain requirements are met. For 1997, the only executive officer whose compensation was potentially subject to section 162(m) was Mr. Johnson. The Company does not believe the compensation arrangements for Mr. Johnson are subject to the $1,000,000 limitation on deductibility because (i) the Company is not considered a publicly held corporation for purposes of
Section 162(m) since its registration of its securities under the Securities Exchange Act of 1934 was voluntary and (ii) the arrangements were entered into prior to the Company being considered a publicly held corporation for purposes of Section 162(m), and the reliance period within the meaning of Treas. Reg. 1.162-27(f)(2) has not expired with respect to such arrangements. With respect to 1998 and future compensation of executive officers, the Board of Directors reserves the right to authorize compensation payments which may not be fully deductible by the Company. The Board of Directors will continue to re-examine this policy on an ongoing basis.

SUBMITTED BY:

John C. Baker    John W. Currie   David W. Johnson, Jr.  Edward J. Sebastian
Stuart M. Cable  Boyd M. Guttery  Robin C. Kelton        John O. Wolcott

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As described in the foregoing Compensation Committee Report at various times during 1997 decisions regarding the compensation of the named executive officers were made by the Board of Directors as a whole, the Compensation Committee and Mr. Johnson. Edward J. Sebastian is the Chairman and Chief Executive Officer of the Company. Mr. Johnson is Vice Chairman and Managing Director of the Company. John W. Currie, the Secretary and a director of the Company, is a member of McNair Law Firm, P.A. That law firm has represented the Company from time to time and it is expected that such representation will continue.

     Effective as of December 31, 1997, the Company acquired RBC (then the controlling shareholder of the Company) in a transaction in which the shareholders of RBC received 1.13747 shares of Common Stock in exchange for each outstanding share of RBC voting and non-voting common stock. During 1997, Mr. Sebastian was the Chairman and Chief Executive Officer of RBC, Mr. Currie was the Secretary and a director of RBC and Messrs. Baker and Cable were directors of RBC. In addition, prior to the acquisition, Messrs. Cable, Currie, Herbert, Johnson, Kelton and Sebastian were beneficial owners of RBC common stock.

     The Company has from time to time purchased loans on which certain officers and directors of the Company or members of their immediate families were obligated. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons and did not involve more than normal risk of collectability or present other unfavorable features.

                GENERAL INFORMATION AS TO THE BOARD OF DIRECTORS

     During 1997, the Company's Board of Directors held a total of eleven regular and special meetings. Each incumbent director attended at least 75% of such meetings and the meetings of committees on which he served held during the period for which he was a director, except Mr. Cable and Mr. Baker. The Board has established an audit committee and a compensation committee. The Company does not have a nominating committee, rather the Board of Directors as a whole performs those functions.

     The current members of the Audit Committee are Mr. Cable, Mr. Guttery and Mr. Wolcott. The Audit Committee held two meetings during 1997. The Audit Committee is charged with the responsibility of reviewing the Company's internal auditing procedures and accounting controls and considers the selection and independence of the Company's outside auditors.

     The current members of the Compensation Committee are Mr. Baker and Mr. Kelton. The Compensation Committee held ten meetings during 1997. The Compensation Committee is responsible for matters relating to executive compensation.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation divides the Board of Directors into three classes, the members of one class to be elected each year for a three year term. The terms of the Class I directors will expire at the Annual Meeting. All of the nominees for election as directors are currently serving as directors of the Company.

     Should any nominee for the office of director become unable to serve, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed therein, to vote for the election in his stead of such other person as the Board of Directors may recommend.

     Vacancies on the Board of Directors may be filled by the remaining directors at any regular or special meeting thereof. Individuals selected to fill such vacancies shall serve for the remainder of the term for which they are appointed.

                                    NOMINEES

     The following information is furnished with respect to the Board of Directors' nominees for election as directors. The Board of Directors recommends a vote "FOR" all the nominees.

1. CLASS I -- TERMS TO EXPIRE AT THE 2001 ANNUAL MEETING.

                                                               PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                   DURING THE LAST FIVE YEARS,
NAME, PRESENT POSITION(S) AND TERM WITH THE COMPANY  AGE        DIRECTORSHIPS OF PUBLIC COMPANIES
---------------------------------------------------  ---       ----------------------------------
Edward J. Sebastian............................      51    Chairman of the Board and Chief Executive
Chairman of the Board and Chief Executive Officer          Officer of the Company; Chairman of the
of the Company since September 1992                        Board and Chief Executive Officer of RBC.
                                                           Mr. Sebastian is a director of First Sun
                                                           South Corporation and Affinity Corporation.
David W. Johnson, Jr...........................      49    Vice Chairman and Director of the Company
Vice Chairman and Director of the Company since            since October 1992 and Managing Director
October 1992 and Managing Director since July 1993         since July 1993.
Boyd M. Guttery................................      70    Business consultant and private investor
                                                           since
Director of the Company since June 1993                    September 1996; from February 1995 to
                                                           August 1996, Chairman of the Board of
                                                           Telecom Services Group, Inc.; from July
                                                           1992 to February 1995, Partner, Adams,
                                                           Fletcher, Guttery & Liss.

                    MEMBERS OF THE BOARD OF DIRECTORS WHOSE
                  TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

     The following information is furnished with respect to the members of the Board of Directors whose terms will continue after the Annual Meeting.

2. CLASS II -- TERMS EXPIRING AT THE 1999 ANNUAL MEETING.

                                                               PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                   DURING THE LAST FIVE YEARS,
NAME, PRESENT POSITION(S) AND TERM WITH THE COMPANY  AGE        DIRECTORSHIPS OF PUBLIC COMPANIES
---------------------------------------------------  ---       ----------------------------------
John W. Currie.................................      51    Attorney, McNair Law Firm, P.A.
Director and Secretary of the Company since October
1992
Stuart M. Cable................................      44    Attorney, Goodwin, Procter & Hoar, LLP.
Director of the Company since October 1992
John O. Wolcott................................      54    Executive Vice President of The Olayan
                                                           America
Director of the Company since June 1993                    Corporation, an investment company.

CLASS III -- TERMS TO EXPIRE AT THE 2000 ANNUAL MEETING.

                                                               PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                   DURING THE LAST FIVE YEARS,
NAME, PRESENT POSITION(S) AND TERM WITH THE COMPANY  AGE        DIRECTORSHIPS OF PUBLIC COMPANIES
---------------------------------------------------  ---       ----------------------------------
John C. Baker..................................      48    Since September 1995, President of Baker
Director of the Company since May 1993                     Capital Corp., a private equity investment
                                                           management firm; from July 1988 to
                                                           September 1995, Senior Vice President,
                                                           Patricof & Co. Ventures, Inc., a private
                                                           equity investment firm. Mr. Baker is a
                                                           director of Intermedia Communications,
                                                           Inc., FORE Systems, Inc. and FWT, Inc.
Robin C. Kelton................................      63    Since 1996, Chairman and Chief Executive
Director of the Company since December 1997                Officer of Kelton International Ltd.,
                                                           investment bankers. For more than three
                                                           years prior to 1996, Mr. Kelton was the
                                                           Founder, Chairman and Chief Executive
                                                           Officer of Fox-Pitt, Kelton Group, an
                                                           international investment banking group. Mr.
                                                           Kelton is also a director of Net.B@nk, Inc.

                   RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS

     Representatives of Price Waterhouse LLP, which audited the financial statements of the Company for the most recently completed fiscal year and which has been selected to audit such statements for the current year, are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

               PROPOSALS FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

     Shareholders who intend to present proposals for consideration at next year's annual meeting are advised that any such proposal must be received by the Secretary of the Company no later than the close of business on December 22, 1998, if such proposal is to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any other matter which will be presented for action at the Annual Meeting, but if any business properly is brought before the meeting, it is intended that the proxies received from this solicitation will be voted by the persons named therein in accordance with their best judgment.

                                                                  APPENDIX A

            PROXY FOR HOLDERS OF COMMON STOCK OF RESOURCE BANCSHARES
                              MORTGAGE GROUP, INC.
               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                 ANNUAL MEETING OF STOCKHOLDERS ON MAY 20, 1998

The undersigned hereby appoints John W. Currie and Stuart M. Cable and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Common Stock of Resource Bancshares Mortgage Group, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Wednesday, May 20, 1998, at 9:00 a.m., E.D.T., at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment or adjournments thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Stockholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

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[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

This proxy when properly executed will be voted as directed, if no direction is made, this proxy will be voted FOR the election of directors.

                      The Board of Directors recommends a
                vote FOR all nominees for election as directors.

1.       ELECTION OF DIRECTORS:
                  [ ] FOR, except as indicated below.
                  [ ] WITHHELD
         Nominees:
                  Edward J. Sebastian
                  David W. Johnson, Jr.
                  Boyd M. Guttery

2. In the discretion of the proxies, on any other matter that may properly come before the meeting or any adjournment or adjournments thereof.

To withhold authority to vote for any nominee(s), write the name of the nominee(s) on the line below.

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                                    -------------------------------------------

                                    -------------------------------------------
                                    SIGNATURE(S)                    DATE

                                    Please sign exactly as your name or names appear hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

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